EXHIBIT 10.1

PLATINUM UNDERWRITERS HOLDINGS, LTD.
The Belvedere Building
69 Pitts Bay Road
Pembroke HM08 Bermuda

October 29, 2009

Michael D. Price
Platinum Underwriters Holdings, Ltd.
The Belvedere Building
69 Pitts Bay Road
Pembroke HM08 Bermuda

Dear Michael:

This letter (the “Letter Amendment”) amends the letter agreement between you and Platinum Underwriters Holdings, Ltd. (the “Company”) dated July 24, 2008 (the “Letter Agreement”) as follows:

1. To replace Section 1 of the Letter Agreement in its entirety with the following:

“1. Term of Employment.

Your employment hereunder shall commence on October 29, 2009 (the “Effective Date”) and, subject to termination as provided in Section 11 hereof, shall end on July 31, 2013; provided that, on August 1, 2013 and on each August 1 thereafter, the term of your employment shall automatically be extended by an additional year unless you or the Company gives the other party written notice, at least 120 days prior to the end of the current term, that you or the Company has determined that the term shall not be so extended. Such employment period, as extended, shall hereinafter be referred to as the “Term”.”

2. To replace Section 3 of the Letter Agreement in its entirety with the following:

“3. Base Salary.

During the Term, the Company shall pay you a base salary (“Base Salary”) at an annual rate of US$750,000 for the period from the Effective Date through December 31, 2009 and at an annual rate of US$980,000 beginning on January 1, 2010, payable in cash in accordance with the Company’s payroll practices as in effect from time to time.”

3. To replace Section 4 of the Letter Agreement in its entirety with the following:

“4. Annual Bonus.

During each calendar year of the Term, you shall be eligible for an annual performance bonus (“Annual Bonus”) pursuant to the terms of the Company’s Amended and Restated Annual Incentive Plan (the “AIP”). Your Annual Bonus shall have an incentive target equal to 200% of Base Salary for 2009 and 150% of Base Salary for each year thereafter (the “Target Bonus”). You will be eligible for an Annual Bonus equal to the Target Bonus multiplied by the “Performance Bonus Multiplier” as defined in the AIP (the “Formula Bonus Amount”); provided, however, that the Compensation Committee of the Board (the “Committee”) will, in its sole discretion, determine the actual Annual Bonus paid to you. The Performance Bonus Multiplier shall be a percentage, ranging from 0% to 200%, depending on the “Performance Goals” relative to the “Performance Criteria,” as such terms are defined in the AIP, all as established by the Committee for all participants in the AIP. Your Annual Bonus shall be paid in accordance with the terms of the AIP following the end of the calendar year to which it relates, subject to such terms and conditions as the Committee shall require. Pursuant to the terms of the AIP, payment of your Annual Bonus shall be made in cash, restricted share units or a combination thereof, as may be determined by the Committee in its sole discretion at the time of payment. Notwithstanding the foregoing or anything in the AIP to the contrary, (i) as long as you are in compliance with the Share Ownership Guidelines adopted by the Board (as they may be amended from time to time by the Board, the “Guidelines”), the Annual Bonus shall be paid 100% in cash, and (ii) you shall be entitled to receive a prorated Annual Bonus for the period from January 1 through July 31 of the last calendar year of the Term in cash in an amount equal to 7/12ths of the Formula Bonus Amount for such year, subject to modification in the sole discretion of the Committee, payable at the time provided for in Section 15 hereof (the “Prorated Bonus Payment”), provided that such payment shall be conditioned upon compliance with Section 16 hereof.”

4. To replace Section 5 of the Letter Agreement in its entirety with the following:

“5. Restricted Share Award.

As of the Effective Date, you shall be granted by the Company under the Company’s 2006 Share Incentive Plan (the “2006 Plan”) an award of restricted shares with respect to 65,682 common shares, par value US$0.01 per share, of the Company (the “Common Shares”) that vest in two equal installments on July 31 of each of 2012 and 2013 (the “Restricted Share Award”). The terms of the Restricted Share Award shall be provided for in a Restricted Share Award Agreement between you and the Company, substantially in the form attached hereto as Exhibit A.”

5. To replace Section 6 of the Letter Agreement in its entirety with the following:

“6. Executive Incentive Plan Awards.

During the Term, you shall be a participant in the Company’s Amended and Restated Executive Incentive Plan (the “EIP”). On or prior to February 28 of each calendar year during the Term, you will be eligible for an award under the EIP (an “EIP Award”) of that number of share units under the EIP equal to 100% of your Base Salary divided by the Fair Market Value (as defined in the 2006 Share Incentive Plan) of a Common Share on the date of grant of such EIP Award, with a Performance Cycle (as defined in the EIP) of three years. The actual amount, terms and conditions and the form of payment of any EIP Award will be determined by the Committee in its sole discretion, in accordance with the terms of the EIP; provided, however, that, on or prior to February 28, 2010, you shall receive an EIP Award of that number of share units under the EIP equal to 100% of your Base Salary divided by the Fair Market Value of a Common Share on the date of grant of such EIP Award with a Performance Cycle of three years. In the event that your employment with the Company terminates upon or after the expiration of the Term, you shall be entitled to receive payment in respect of each EIP Award on a prorated basis based on your period of service with the Company and the performance levels achieved by the Company for the Performance Cycle as of the end of the fiscal quarter preceding the termination of your employment with the Company, provided that such payment shall be conditioned upon compliance with Section 16 hereof. The terms and conditions, including the date and the form of payment, of each EIP Award shall be determined by the Committee in its sole discretion, in accordance with the terms of the EIP and the award agreement reflecting such EIP Award.”

6. To replace Section 11(f)(i)(F) of the Letter Agreement in its entirety with the following:

“you abandon Bermuda or such other location as the Board shall establish for the Company’s corporate headquarters as your primary residence prior to the end of the Term without the prior written consent of the Governance Committee of the Board, or”.

7. To add “or such other location as the Board shall establish for the Company’s corporate headquarters” after “New York” and before “;or” in Section 11(f)(ii)(D) of the Letter Agreement.

8. To replace “2011 Bonus Payment” with “Prorated Bonus Payment” throughout Section 15 of the Letter Agreement.

9. To replace Exhibit A of the Letter Agreement with Exhibit A attached hereto.

All other terms and conditions of the Letter Agreement remain in full force and effect. This Letter Amendment is intended to be a binding obligation upon the Company and you. If this Letter Amendment correctly reflects your understanding, please sign and return one copy to the Company for the Company’s records.

Platinum Underwriters Holdings, Ltd.

By: /s/ Dan R. Carmichael
Name: Dan R. Carmichael
Title: Chairman of the Board of Directors

The above Letter Amendment correctly reflects our understanding, and I hereby confirm my agreement to the same as of the date first written above.

/s/ Michael D. Price
Name: Michael D. Price

EXHIBIT A

PLATINUM UNDERWRITERS HOLDINGS, LTD.
RESTRICTED SHARE AWARD AGREEMENT

RESTRICTED SHARE AWARD AGREEMENT (this “Agreement”), dated as of October 29, 2009 (the “Date of Grant”), between Platinum Underwriters Holdings, Ltd., a Bermuda company (the “Company”) and Michael D. Price (the “Grantee”). Capitalized terms used herein but not defined shall have the meanings attributed to them in the Company’s 2006 Share Incentive Plan (the “Plan”).

Pursuant to the Plan, the Company has authorized the execution and delivery of this Agreement. A copy of the Plan as in effect on the Date of Grant has been supplied to the Grantee, and the Grantee hereby acknowledges receipt thereof.

Section 1. Restricted Share Award. The Company grants to the Grantee, on the terms and conditions hereinafter set forth, a restricted share award with respect to 65,682 common shares of the Company, par value US$.01 per share (the “Restricted Shares”).

Section 2. Vesting of Restricted Shares. Subject to Section 3 hereof, the Restricted Shares shall become vested and nonforfeitable based on the continued employment of the Grantee with the Company or a Subsidiary in accordance with the following vesting schedule:

Vesting Date	Number of Shares

1. July 31, 2012	32,841

2. July 31, 2013	32,841

Section 3. Termination of Employment; Breach of Certain Restrictive Covenants. If the Grantee’s employment with the Company or any Subsidiary is terminated prior to the occurrence of any otherwise applicable vesting date provided in Section 2 hereof, the Grantee shall (i) forfeit his interest in the Restricted Shares that have not yet become vested, (ii) assign, transfer, and deliver any certificates evidencing ownership of such shares to the Company, and (iii) cease for all purposes to be a shareholder with respect to such shares. Notwithstanding the foregoing, (A) if the Grantee’s employment is terminated by the Grantee for “Good Reason” or by the Company or any of its Subsidiaries without “Cause” (each as defined in the Grantee’s employment agreement with the Company, dated October 29, 2009, (the “Employment Agreement”)), then the transfer restrictions and forfeiture conditions imposed hereunder on any unvested Restricted Shares shall immediately lapse and all such unvested Restricted Shares shall become fully vested without regard to the vesting requirements set forth in Section 2 hereof, (B) if the Grantee’s employment is terminated on account of the Grantee’s death or “Disability” (as defined in the Employment Agreement), then the transfer restrictions and forfeiture conditions imposed hereunder on that number of unvested Restricted Shares that would have become vested in accordance with the provisions of Section 2 in the one-year period following such death or Disability had Grantee’s employment not been terminated shall immediately lapse and such unvested Restricted Shares shall become fully vested, and (C) if the Grantee’s employment is terminated by the Company for Cause or if the Grantee breaches Section 12(c) or Section 12(d) of the Employment Agreement, then the Company may require the Grantee to return to the Company any or all of the Common Shares granted hereunder, whether vested or unvested, in such manner and on such terms and conditions as may be required by the Committee.

Section 4. Rights as a Shareholder. Subject to the otherwise applicable provisions of this Agreement, the Grantee will have all rights of a shareholder with respect to the Restricted Shares granted to the Grantee hereunder, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto.

Section 5. Restrictions on Transfer. Neither this Agreement nor any Restricted Shares covered hereby may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Grantee, otherwise than to the Company, unless as of the date of any such sale, assignment, transfer, encumbrance, hypothecation or pledge, such Restricted Shares to be thus disposed of have become vested in accordance with Section 2 hereof. The certificate or certificates representing shares delivered pursuant to this Agreement shall bear a legend referring to the nontransferability or assignability of such shares pursuant to this Section, and a stop-transfer order against such certificate or certificates will be placed by the Company with its transfer agents and registrars. At the discretion of the Committee, in lieu of issuing a share certificate to the Grantee, the Company may hold the Restricted Shares in escrow during the period such shares remain subject to the vesting restrictions and other restrictions provided hereunder.

Section 6. Investment Representation. Upon acquisition of Restricted Shares at a time when there is not in effect a registration statement under the Securities Act of 1933 relating to the Common Shares, the Grantee hereby represents and warrants, and by virtue of such acquisition shall be deemed to represent and warrant, to the Company that the Restricted Shares shall be acquired for investment and not with a view to the distribution thereof, and not with any present intention of distributing the same, and the Grantee shall provide the Company with such further representations and warranties as the Company may require in order to ensure compliance with applicable federal and state securities, blue sky and other laws. No Restricted Shares shall be acquired unless and until the Company and/or the Grantee shall have complied with all applicable federal or state registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction, unless the Committee has received evidence satisfactory to it that the Grantee may acquire such shares pursuant to an exemption from registration under the applicable securities laws. Any determination in this connection by the Committee shall be final, binding and conclusive. The Company reserves the right to legend any certificate for Common Shares, conditioning sales of such shares upon compliance with applicable federal and state securities laws and regulations.

Section 7. Changes in Common Shares. If there shall occur any recapitalization, reclassification, share dividend, extraordinary dividend, share split, reverse share split, or other distribution with respect to the Common Shares, or any merger, reorganization, consolidation or other change in corporate structure affecting the Common Shares, the Committee shall, in the manner and to the extent that it deems appropriate and equitable to the Grantee and consistent with the terms of the Plan, cause an adjustment in (i) the number and kind of shares subject to the Award and (ii) any other terms of the Award that are affected by the event.

Section 8. No Right of Continued Service. Nothing in this Agreement shall confer upon the Grantee any right to continue as an employee of the Company or any Subsidiary or to interfere in any way with any right of the Company to terminate the Grantee’s employment at any time.

Section 9. Section 83(b) Election; Withholding. The Grantee may make an election under Section 83(b) of the Code with respect to the grant of Restricted Shares by filing a copy of such election with the Company within 30 days of the Date of Grant. If the Grantee makes such an election, the grant of Restricted Shares shall be conditioned upon the prompt payment by the Grantee to the Company of an amount equal to the applicable federal, state and local income taxes and other amounts required by law to be withheld (the “Withholding Taxes”) in connection with such election. If the Grantee does not make an election under Section 83(b) of the Code with respect to the grant of Restricted Shares, the Grantee shall pay to the Company any applicable Withholding Taxes upon the lapse of the vesting restrictions, and the lapse of the restrictions shall be conditioned upon the prior payment of any such applicable Withholding Taxes by the Grantee.

Section 10. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Grantee and the successors of the Company.

Section 11. Notices. All notices or other communications which are required or permitted hereunder shall be deemed sufficient if contained in a written instrument given by personal delivery, telex, telecopier, telegram, air courier or registered or certified mail, postage prepaid, return receipt requested, addressed to such party at the address set forth below or such other address as may thereafter be designated in a written notice from such party to the other party:

if to the Company, to:

Platinum Underwriters Holdings, Ltd.
The Belvedere Building
69 Pitts Bay Road
Pembroke HM 08, Bermuda
Attention: Chairman of the Board of Directors

with a copy to:

Platinum Underwriters Holdings, Ltd.
The Belvedere Building
69 Pitts Bay Road
Pembroke HM 08, Bermuda
Attention: General Counsel

if to the Grantee, to:

The address maintained in the Company’s records

All such notices, advances and communications shall be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of telecopier, upon receipt of machine confirmation, and (c) in the case of mailing, on the third business day following such mailing.

Section 12. Construction. The construction of this Agreement is vested in the Committee, and the Committee’s construction shall be final and conclusive.

Section 13. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, excluding the choice of law rules thereof.

Section 14. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Section 15. Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and thereof, merging any and all prior agreements.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Date of Grant.

PLATINUM UNDERWRITERS HOLDINGS, LTD.

By:
Name: Dan R. Carmichael
Title: Chairman of the Board of Directors

GRANTEE

By:
Name: Michael D. Price